Exhibit 10.12
         Katya Kruglova
Vice President, Human Resources GE Healthcare
Improving Lives in the Moments that Matter
November 25th, 2020
Helmut Zodl
Dear Helmut,
We are pleased to offer you the position of Vice President-Chief Financial Officer, in GE Healthcare (the “business,” within General Electric Company, the “company”) on a mutual agreed start date (your “start date”). This position will be based in Chicago, Il, US and you will report to Kieran Murphy, SVP, CEO and President, GE Healthcare. The details of our offer are noted below:

Level:	Vice President (“Officer”)
Annual Salary:	$750,000 (US dollars) paid bi-weekly
Annual Executive Incentive Program (“AEIP”):
Your AEIP target is 100% of your base salary as of December 31st each plan year. Payments are made in the company’s and business’s discretion and are typically based on business performance and individual performance, in each case including risk management and compliance. For the performance year of 2021, AEIP guaranteed at a minimum of target payout if you join the business on or before February 1, 2021.

Long-Term Incentive (“LTI”):
You will participate in the annual Class Grant program in accordance with the equity program guidelines applicable to your level. Annual 2021 equity of $1,600,000 (US dollars) to be delivered in March 2021 via stock options, performance stock units and restricted units in a manner consistent with similarly situation executives as determined the GE’s Management Development and Compensation Committee (MDCC). Annual grants generally vest over a three year cycle and may be prorated in the case of stock options and restricted stock units and cliff-vest in the case of performance stock units. All assume continued employment during the vesting period.

Benefits:
As an Officer, you will also be eligible to participate in the company’s comprehensive set of benefit plans, including the executive benefits that relate to your Officer status in GE:
•Reimbursement of up to $150,000 (US dollars) in financial counseling/tax preparation fees annually
•Reimbursement of up to $3,100 (US dollars) annually for physical health examinations
•Participation in GE’s Executive Retirement Benefit. The benefit is equal to 14% of your average pay multiplied by years of service.
•Medical, prescription, and behavioral health benefits. Vision and dental coverage
•Access to life insurance for you and your dependents
•Access to disability options
All aspects of these and other benefits will be governed by the terms of the applicable plan or program. Pls refer to teh attached overviews for more details.

Sign-On Equity Grant
We will provide you with a Special New Hire Equity Grant shortly after your start date which will be valued at $1,300,000 (US dollars) and delivered in RSUs. Half of these RSUs will vest on the second anniversary of your grant date (assuming you remain employed by the company at that time). The remaining half will vest on the third anniversary of your grant date (also assuming you remain employed by the company at that time).

Cash Sign-on
We will provide you with a special cash payment of $950,000 (US dollars) to be paid within 30 days from your employment start date. Similar to your annual salary and other payments, this amount is subject to applicable tax and other withholding. This special cash payment must be repaid to the company if you resign on or before the one year anniversary of its payment.

Relocation benefits
We will provide the comprehensive relocation benefits to support your move to Chicago, including the actual relocation services of personal goods, the flights to Chicago for you and the family, temporary accommodation for up to 3 months, cash allowance in the amount of 1 month salary for you to cover any incidental expenses incurred during the relocation

Please note, this offer is contingent upon your agreement to the conditions of employment described in the company's "Acknowledgement of Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire onboarding tool. More information on how to access this tool will be provided shortly.

Helmut, I am incredibly excited about the prospect of you joining our team in GE Healthcare and overall GE. We are confident that with both the compensation and the new career opportunities offered in this position, you will have the right foundation for accelerated personal career growth and you will be able to contribute tremendously to the success of GE Healthcare and overall GE. We look forward to your acceptance of this offer and response by November 29th, 2020.

If you have any questions or want to discuss any of the further details, please contact me at +44 7768415161.
/s/ Katya Kruglova
Sincerely,
Katya Kruglova
cc. Kieran Murphy
Please signify your acceptance of this offer letter:

/s/ Helmut Zodl                         Nov. 27th, 2020
Signature                                Date